Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

I consent to the incorporation by reference in this Registration Statement on Form S-1/A (File No. 333-16629) of Micro Imaging Technology, Inc. of my report dated February 9, 2010, relating to my audit of the financial statements which appear in the Annual Report on Form 10-K of Micro Imaging Technology, Inc. for the years ended October 31, 2009 and 2008.

I also consent to the reference to my firm under the caption “Experts” in the Prospectus which is part of this Registration Statement.

Jeffrey S. Gilbert, CPA

Los Angeles, California
August 26, 2010